Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities of UBS AG	$50,000,000	(1)(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Registration fee of $6,440.00 with respect to $50,000,000 principal amount of the Securities was previously paid on March 25, 2014 in connection with a Rule 424(b)(2) filing under Registration Statement No. 333-178960.

Amendment No. 1 dated November 14, 2014* to PRICING SUPPLEMENT dated March 25, 2014 (To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

$50,000,000 ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN due March 25, 2044

The ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN due March 25, 2044 (the “Securities”) are a series of Monthly Reset 2xLeveraged Exchange Traded Access Securities (ETRACS) linked to the S&P 500® Total Return Index (the “Index”). The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities are designed to provide a two times leveraged long exposure to the performance of the Index compounded on a monthly basis, reduced by the Accrued Fees (as defined in the accompanying product supplement). Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, monthly compounded performance of the Index. The return on the Securities, however, can, and most likely will, differ significantly from two times the return on a direct investment in the Index. The Securities are very sensitive to changes in the performance of the Index, and returns on the Securities may be negatively impacted in complex ways by volatility of the Index on a monthly basis. Accordingly, the Securities should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking monthly compounding leveraged investment results. Investors should actively and frequently monitor their investment in the Securities.

You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the monthly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. You will not receive any interest payments or coupons payments during the term of the Securities. In particular, you will not receive any periodic payments based on dividends on the Index Constituent Securities (as defined in the accompanying product supplement); however, because the Securities are linked to a “total return” index, dividends on the Index Constituent Securities, including ordinary and special dividends, are reflected in the level of the Index.

Payment at maturity or call, upon acceleration or upon early redemption will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the monthly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable.

The general terms of the Monthly Reset 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-32 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this pricing supplement, the terms described in this pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	March 25, 2014

Initial Settlement Date:	March 28, 2014

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$25.00 per Security

Maturity Date:	March 25, 2044, subject to adjustment

Underlying Index:	The return on the Securities is linked to the S&P 500® Total Return Index. The level of the Index reflects both the price performance of the Index Constituent Securities and the reinvestment of dividends, including ordinary and special dividends, on the Index Constituent Securities. For a detailed description of the Index and its methodology, see “The S&P 500® Total Return Index” beginning on page PS-11.

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-18 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Pricing Supplement dated November 14, 2014

Annual Tracking Rate:	0.85% per annum

Financing Spread:	0.40% per annum

First Redemption Date:	April 4, 2014

Final Redemption Date:	March 18, 2044

First Call Date:	The first date that UBS may exercise its Call Right is March 30, 2015.

Monthly Initial Closing

Level for the Initial

Calendar Month:	3362.44, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date.

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on April 1, 2014 and ending on March 1, 2044, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on March 31, 2014 and ending on February 29, 2044, subject to adjustment.

Index Sponsor:	S&P Dow Jones Indices LLC, a division of the McGraw-Hill Companies, Inc. (“SPDJI” or “Index Sponsor”).

Index Calculation Agent:	SPDJI

Listing:	The Securities are listed on NYSE Arca under the symbol “SPLX.”

Calculation Date:	March 16, 2044, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	SPXT (NYSE and Bloomberg)

Intraday Indicative Value

Symbol of the Securities:	SPLXIV <INDEX> (Bloomberg); ^SPLX-IV (Yahoo! Finance)

CUSIP No.:	90270L 792

ISIN No.:	US90270L7929

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-22 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*

This Amendment No. 1 to the pricing supplement dated March 25, 2014 (as amended, the “pricing supplement”) is being filed for the purposes of (i) referencing the new Product Supplement, filed on November 14, 2014, which replaced the Product Supplement dated March 25, 2014, and (ii) updating “Risk Factors” and “The S&P 500® Total Return Index”. Otherwise, all terms of the Securities remain as stated in the pricing supplement. We filed a new base prospectus on November 14, 2014, which replaced the base prospectus dated January 11, 2012.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

Product Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413502/d818453d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014 and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Reset 2xLeveraged Exchange Traded Access Securities (ETRACS),” dated November 14, 2014.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

i

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the markets to which the Index Constituent Securities are tied and events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities or in the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of Monthly Reset 2xLeveraged Exchange Traded Access Securities (ETRACS), involves significant risks. In addition to the risks relating to the Index, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. In addition, you will not receive any interest payments or coupon payments during the term of your Securities. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the more detailed explanation of these risks described under “Risk Factors” in the accompanying product supplement, together with “Considerations Relating to Indexed Securities” in the accompanying prospectus and the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

You will not receive interest payments or coupon payments on the Securities and there is no guarantee that you will receive your initial investment back or any return on the Securities.

You will not receive any periodic interest payments, coupon payments or other cash distributions on the Securities. While the dividends paid on the Index Constituent Securities, including ordinary and special dividends, are reflected in the level of the Index, you will not receive any periodic interest or coupon payments based on such dividends. No payments will be made on your notes prior to the Stated Maturity Date, Call Settlement Date, Redemption Date or Acceleration Settlement Date, as applicable. Further, as described in the accompanying product supplement, there is no guarantee that you will receive at maturity, call, upon acceleration or upon early redemption, your initial investment back or any return on that investment. We urge you to read the more detailed explanation of the structure of the Securities and the risks associated with the Securities under “Risk Factors” in the accompanying product supplement.

Risks of investing in equity securities.

The Index is comprised of equity securities. Common stock holds the lowest priority in the capital structure of a company, and therefore takes the largest share of the company’s risk and its accompanying volatility. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock. In addition, the level of the Index can rise or fall sharply due to general market factors, such as market volatility, interest rate levels and economic and political conditions. Decreases in the prices of the Index Constituent Securities will result in a decrease in the Index level and, therefore, may have an adverse effect on the market value of the Securities.

In addition, common stock does not assure dividend payments, and common stockholders may receive dividends only after the company has provided for payment to its creditors, bondholders and preferred stockholders. Dividends are paid only when declared by an Index Constituent’s board of directors, and the amount of any dividend may vary over time.

Risk Factors

Any change in the dividends paid by or the dividend policies of the Index Constituents may have an adverse impact on the performance of the Index, and therefore the market value of the Securities.

The Index is a total return index, which means that the level of the Index reflects both the price performance of the Index Constituent Securities, as well as the reinvestment of dividends paid on the Index Constituent Securities, including ordinary and special dividends. As a result, any change in the amount of dividends paid on the Index Constituent Securities may have an adverse impact on the level of the Index, and therefore on the market value of the Securities. The issuers of the Index Constituent Securities may decide at any time to alter their dividend policies, including by ceasing to pay dividends entirely, and have no obligation to consider the interests of holders of the Securities when making such decisions.

Market disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Index Calculation Agent determines that there has been an unscheduled market closure for any of the Index Constituent Securities. Any such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, or if the Index Sponsor terminates our right to use the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion, as described under “General Terms of the Securities — Discontinuance of or Adjustments to the Relevant Index; Alteration of Method of Calculation” and “ — Calculation Agent” in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of the Index or the Index Sponsor, including the publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-21. You should consult your tax advisor about your own tax situation.

Risk Factors

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page PS-21 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013,

Risk Factors

grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fiilligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this prospectus supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the Securities or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Hypothetical Examples

The following four examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next six months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end and that no acceleration upon minimum indicative value has occurred.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 3000;

➢	the Redemption Fee Rate (as defined in the accompanying product supplement) is 0.125%;

➢	the Financing Rate (the Financing Spread plus three-month LIBOR, as defined in the accompanying product supplement) is 0.70%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Rate (as defined in the accompanying product supplement) is 0.85%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees (as defined in the accompanying product supplement) on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the monthly performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees is dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+( 2 x C ))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	3090.00	0.0300	1.060	0.0146	$26.50	$0.0185	$0.0331	$26.47	$26.4357
2	3182.70	0.0300	1.060	0.0154	$28.05	$0.0196	$0.0350	$28.02	$27.9868
3	3278.18	0.0300	1.060	0.0163	$29.70	$0.0208	$0.0371	$29.66	$29.6290
4	3376.53	0.0300	1.060	0.0173	$31.44	$0.0220	$0.0393	$31.40	$31.3675
5	3477.82	0.0300	1.060	0.0183	$33.29	$0.0233	$0.0416	$33.25	$33.2080
6	3582.16	0.0300	1.060	0.0194	$35.24	$0.0246	$0.0440	$35.20	$35.1565
7	3689.62	0.0300	1.060	0.0205	$37.31	$0.0261	$0.0466	$37.26	$37.2193
8	3800.31	0.0300	1.060	0.0217	$39.50	$0.0276	$0.0493	$39.45	$39.4032
9	3914.32	0.0300	1.060	0.0230	$41.82	$0.0292	$0.0522	$41.76	$41.7153
10	4031.75	0.0300	1.060	0.0244	$44.27	$0.0309	$0.0553	$44.22	$44.1630
11	4152.70	0.0300	1.060	0.0258	$46.87	$0.0327	$0.0585	$46.81	$46.7543
12	4277.28	0.0300	1.060	0.0273	$49.62	$0.0347	$0.0620	$49.56	$49.4976
Cumulative Index Return:				42.58%
Return on Securities (assumes no early redemption):				98.22%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+( 2 x C ))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	2910.00	-0.0300	0.940	0.0146	$23.50	$0.0164	$0.0310	$23.47	$23.4377
2	2822.70	-0.0300	0.940	0.0137	$22.06	$0.0154	$0.0291	$22.03	$22.0024
3	2738.02	-0.0300	0.940	0.0129	$20.71	$0.0145	$0.0273	$20.68	$20.6550
4	2655.88	-0.0300	0.940	0.0121	$19.44	$0.0136	$0.0256	$19.42	$19.3901
5	2576.20	-0.0300	0.940	0.0113	$18.25	$0.0128	$0.0241	$18.23	$18.2026
6	2498.92	-0.0300	0.940	0.0106	$17.13	$0.0120	$0.0226	$17.11	$17.0879
7	2423.95	-0.0300	0.940	0.0100	$16.08	$0.0112	$0.0212	$16.06	$16.0414
8	2351.23	-0.0300	0.940	0.0094	$15.10	$0.0105	$0.0199	$15.08	$15.0591
9	2280.69	-0.0300	0.940	0.0088	$14.17	$0.0099	$0.0187	$14.16	$14.1368
10	2212.27	-0.0300	0.940	0.0083	$13.31	$0.0093	$0.0176	$13.29	$13.2711
11	2145.90	-0.0300	0.940	0.0078	$12.49	$0.0087	$0.0165	$12.47	$12.4584
12	2081.53	-0.0300	0.940	0.0073	$11.73	$0.0082	$0.0155	$11.71	$11.6954
Cumulative Index Return:				-30.62%
Return on Securities (assumes no early redemption):				-53.16%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	3090.00	0.0300	1.060	0.0146	$26.50	$0.0185	$0.0331	$26.47	$26.4357
2	3182.70	0.0300	1.060	0.0154	$28.05	$0.0196	$0.0350	$28.02	$27.9868
3	3278.18	0.0300	1.060	0.0163	$29.70	$0.0208	$0.0371	$29.66	$29.6290
4	3376.53	0.0300	1.060	0.0173	$31.44	$0.0220	$0.0393	$31.40	$31.3675
5	3477.82	0.0300	1.060	0.0183	$33.29	$0.0233	$0.0416	$33.25	$33.2080
6	3582.16	0.0300	1.060	0.0194	$35.24	$0.0246	$0.0440	$35.20	$35.1565
7	3474.69	-0.0300	0.940	0.0205	$33.09	$0.0231	$0.0436	$33.04	$32.9985
8	3370.45	-0.0300	0.940	0.0193	$31.06	$0.0217	$0.0410	$31.02	$30.9777
9	3269.34	-0.0300	0.940	0.0181	$29.16	$0.0204	$0.0385	$29.12	$29.0806
10	3171.26	-0.0300	0.940	0.0170	$27.37	$0.0191	$0.0361	$27.34	$27.2997
11	3076.12	-0.0300	0.940	0.0159	$25.70	$0.0180	$0.0339	$25.66	$25.6279
12	2983.84	-0.0300	0.940	0.0150	$24.12	$0.0169	$0.0318	$24.09	$24.0584
Cumulative Index Return:				-0.54%
Return on Securities (assumes no early redemption):				-3.64%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) -H)	(I - Redemption Fee)
1	2910.00	-0.0300	0.940	0.0146	$23.50	$0.0164	$0.0310	$23.47	$23.4377
2	2822.70	-0.0300	0.940	0.0137	$22.06	$0.0154	$0.0291	$22.03	$22.0024
3	2738.02	-0.0300	0.940	0.0129	$20.71	$0.0145	$0.0273	$20.68	$20.6550
4	2655.88	-0.0300	0.940	0.0121	$19.44	$0.0136	$0.0256	$19.42	$19.3901
5	2576.20	-0.0300	0.940	0.0113	$18.25	$0.0128	$0.0241	$18.23	$18.2026
6	2498.92	-0.0300	0.940	0.0106	$17.13	$0.0120	$0.0226	$17.11	$17.0879
7	2573.88	0.0300	1.060	0.0100	$18.14	$0.0127	$0.0227	$18.11	$18.0933
8	2651.10	0.0300	1.060	0.0106	$19.20	$0.0134	$0.0240	$19.18	$19.1549
9	2730.63	0.0300	1.060	0.0112	$20.33	$0.0142	$0.0254	$20.30	$20.2789
10	2812.55	0.0300	1.060	0.0118	$21.52	$0.0150	$0.0269	$21.49	$21.4687
11	2896.93	0.0300	1.060	0.0125	$22.78	$0.0159	$0.0285	$22.76	$22.7285
12	2983.84	0.0300	1.060	0.0133	$24.12	$0.0169	$0.0301	$24.09	$24.0621
Cumulative Index Return:				-0.54%
Return on Securities (assumes no early redemption):				-3.64%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the Index, and, if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The S&P 500® Total Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Total Return Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources, which are summarized but not incorporated by reference herein, including the “S&P U.S. Indices Methodology” published by SPDJI, a division of the McGraw-Hill Companies, Inc. (“SPDJI” or the “Index Sponsor”), which is available at http://us.spindices.com/indices/equity/sp-500. Such information reflects the policies of and is subject to change by the Index Sponsor. UBS has not conducted any independent review or due diligence of publicly available information with respect to the Index Sponsor or the Index. The composition of the Index is determined, maintained and published by the Index Sponsor and the intraday index value is calculated and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. Daily Index Closing Levels are available at http://us.spindices.com/indices/equity/sp-500.

In this section, we refer to the stocks that the Index tracks as the “constituents.” Elsewhere in this pricing supplement, we refer to the constituents as the “Index Constituent Securities.”

Introduction

The Securities are linked to the S&P 500® Total Return Index (the “Index”), which is a measure of the total return of the stocks comprising the S&P 500® Index. The level of the Index reflects both the price performance of the constituents and the reinvestment of dividends on the constituents. The Index is maintained by the S&P U.S. Index Committee (the “Index Committee”) which meets monthly. The daily calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of specified classes of common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943 (the “Base Period”). The constituents do not represent the common stocks of the 500 largest companies listed on the New York Stock Exchange and not all 500 companies whose common stock are included in the Index are listed on the New York Stock Exchange. Stocks are chosen for inclusion in the Index by the Index Committee with the goal of ensuring that the Index is a leading indicator of large cap United States equities (as determined below), reflecting the risk and return characteristics of the broader large cap universe on an ongoing basis.

The Index Sponsor chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. The Index Sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by the Index Sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company.

SPDJI calculates the Index in the same manner as the S&P 500® Index, however, the level of the Index reflects the reinvestment of the dividend income of the constituents by adding the daily indexed dividend returns on the constituents to the daily price change of the S&P 500® Index. The Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the issuer as “special”, “extra”, “year-end” or “return of capital.” Special dividends are treated as corporate actions with offsetting price and divisor adjustments. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special.

The S&P 500® Total Return Index

S&P divides the 500 companies included in the Index into ten Global Industry Classification Sectors (“GICS”): Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. The S&P 500® Index was launched on March 4, 1957 (the “Index Commencement Date”). The base period for the S&P 500® Index is the years 1941-1943 (the “Base Period”) and the base value is 10.

You should make your own investigation of the Index, the Index constituents and the performance history of the Index constituents prior to investing in the Securities. See “Risk Factors — Estimated historical and historical levels of the relevant Index should not be taken as an indication of future performance during the term of the Securities of any series” in the accompanying product supplement.

Index Constituent Criteria

Eligible Securities

Only common stock of operating companies and real estate investment trusts (excluding mortgage REITs) is eligible for inclusion in the Index. The common stock of business development companies, closed-end funds, holding companies, partnerships, investment vehicles and royalty trusts is not eligible for inclusion in the Index. Further, for the common stock of a company to be eligible for inclusion in the Index it must meet all of the following additional criteria, as determined by the Index Committee in its sole discretion:

➢

Market Capitalization — Unadjusted market capitalization of US $5.3 billion or more. The minimum market capitalization is reviewed from time to time by the Index Committee to assure consistency with market conditions.

➢

Liquidity — The ratio of annual dollar value traded to float adjusted market capitalization should be 1.00 or greater, and the company should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

➢	Public Float — Public float of at least 50% of the common stock.

➢

Sector Classification — Contribution to the sector balance maintenance of the Index, as measured by a comparison of each GICS sector’s weight in the Index with its weight in the market, in the relevant market capitalization range.

➢

Financial Viability — Financial viability as generally measured for four consecutive quarters of positive as-reported earnings. Another measure of financial viability is a company’s balance sheet leverage, which should be operationally justifiable in the context of both its industry peers and its business model.

➢	Treatment of Initial Public Offerings — Initial public offerings should be seasoned for at least six to twelve months.

➢	United States Company — The company should be a United States company. For index purposes, a U.S. Company has the following characteristics:

(i) it files 10-K annual reports and is not considered a foreign entity by the SEC; (ii) the U.S. portion of fixed assets and revenues constitutes a plurality of the total fixed assets and revenues from all countries worldwide, but need not exceed 50% (When these factors are in conflict, assets determine plurality. Revenue determines plurality when there is incomplete asset information.); (iii) the primary listing of the common stock is the NYSE (including NYSE Arca and NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market; ADRs are not eligible for inclusion; and (iv) a corporate governance structure consistent with U.S. practice. If criteria (ii) is not met or is ambiguous, S&P may still deem it a U.S. company for purposes of the Index if its primary listing, headquarters and incorporation are all in the U.S. and/or a domicile of

The S&P 500® Total Return Index

convenience (meaning Bermuda, the Channel Islands, Gibraltar, certain islands in the Caribbean, the Isle of Man, Luxembourg, Liberia or Panama). In situations where the only factor suggesting that a company is not a U.S. company is its tax registration in a domicile of convenience or another location chosen for tax-related reasons, S&P will normally determine that the company is still a U.S. company.

Only one class of common stock of any company is represented in the Index. The stock price of a company included in the Index with more than one class of common stock outstanding is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding. To determine the available float for companies with multiple classes of stock, SPDJI calculates the weighted average investable weight factor (“IWF”) for the stock using the proportion of total company market capitalization of each share class as the weights. The result is reviewed to assure that when the weighted average IWF is applied to the class included in the Index, the shares to be purchased are not significantly larger than the available float for the included class.

For companies in the Index that issue a second publicly traded share class to Index share class holders between July 2014 and September 2015, SPDJI will consider multiple class lines for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis by SPDJI.

Criteria for Removal from the Index

The common stock of a company may be removed from the Index when the Index Committee determines, in its sole discretion, that one of the following criteria is met:

➢	A company involved in a merger, acquisition or significant restructuring no longer meets the inclusion criteria, or

➢	A company substantially violates one more of the criteria for inclusion in the Index, as described above.

Calculation of the Index

The Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value (as defined below) of all 500 constituents relative to the Index’s Base Period. SPDJI uses an indexed number to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the index stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the Index is computed by dividing the total Market Value of the constituents by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original Base Period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which we refer to as “Index Maintenance.”

The “Market Value” of a constituent is the product of the market price per share times the number of the then outstanding common shares of such constituent times an investable weight factor (“IWF”). An IWF is calculated for each constituent so that the number of shares outstanding is reduced to exclude certain closely held shares from the determination of the level of the Index.

Index Maintenance and Governance

The Index Committee, a team of SPDJI economists and index analysts which meets monthly, maintains the Index. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise Index policy for timing of rebalancings or other matters.

The S&P 500® Total Return Index

Changes to the Index are made as needed, with no annual or semi-annual reconstitution. Constituent changes are made in response to corporate actions and market developments, and are typically announced one to five days before they are scheduled to be implemented.

Corporate Actions

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require SPDJI to make an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made by SPDJI after the close of trading and after the calculation of the closing value of the Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

Component changes may occur between review periods if a specific corporate event makes an existing component ineligible. The following events may require a component’s replacement:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change of 5% or more)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change of 5% or more)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus Price of Rights Offering/Rights Ratio	Yes

Spin-Off	Price of parent company minus Price of Spin-off Co./Share Exchange Ratio	Yes, except if a spun-off company is added to the Index but no company is removed.

Stock splits and stock dividends do not affect the Index Divisor because following a split or dividend both the stock price and number of shares outstanding are adjusted by SPDJI so that there is no change in the Market Value of the Index constituent. All stock split and dividend adjustments are made by SPDJI after the close of trading on the day before the ex-date.

The S&P 500® Total Return Index

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Index constituent and consequently of altering the aggregate Market Value of the Index constituents, which we refer to as the “Post-Event Aggregate Market Value”. In order that the level of the Index, which we refer to as the “Pre-Event Index Value”, not be affected by the altered Market Value (whether increase or decrease) of the affected Index constituents, SPDJI derives a new Index Divisor, which we refer to as the “New Divisor”, as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the Index constituents. Four times a year, on a Friday close to the end of each calendar quarter, SPDJI updates the share totals of companies in the Index as required by any changes in the number of shares outstanding. SPDJI implements a share freeze the week of the effective date of the quarterly share total updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index constituents are carefully reviewed by SPDJI on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor. At SPDJI’s discretion, de minimis merger and acquisition changes will be accumulated and implemented with the updates made at the end of each calendar quarter.

The Index and SPDJI’s other U.S. Indices employ a float adjustment methodology so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Under float adjustment, the share counts used in calculating the indices reflect only those shares available to investors rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

With a float-adjusted index, the value of the index reflects the value available in the public markets. Further, reducing the relative investment index investors have in stocks with limited float — stocks that typically are less liquid — should lower the cost of index investing.

The goal is to distinguish between strategic (control) shareholders, whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company, and those holders whose investments depend on the stock’s price and their evaluation of a company’s future prospects. Holdings of stock in one corporation by another corporation are normally for control, not investment, purposes. Likewise, most government holdings are not investments made because a stock is expected to appreciate or the government entity is managing its excess funds through equity investments.

Shareholders concerned with control of a company generally include:

1.	Officers and Directors (O+D)

2.	Private Equity, Venture Capital & Special Equity Firms

3.	Shares held for control by another Publicly Traded Company

4.	Strategic Partners

5.	Holders of Restricted Shares

The S&P 500® Total Return Index

6.	ESOPs

7.	Employee and Family Trusts

8.	Foundations associated with the Company

9.	Holders of Unlisted Share Classes of Stock

10.	Government Entities at all levels except Government Retirement/Pension Funds

11.	Any individual person who controls a 5% or greater stake in a company as reported in regulatory filings

Share owners acting as investors will consider changes in the stock’s price, earnings or the company’s operations as possible reasons to buy or sell the stock. They hold the stock because they expect it to appreciate in value and believe the stock offers better risk and return opportunities than other investments.

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, SPDJI will calculate the closing level of the Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the Index. If an exchange fails to open due to unforeseen circumstances, the Index will use the prior day’s closing prices. If all exchanges fail to open, SPDJI may determine not to publish the Index for that day.

Historical Performance

The historical information presented below is based on the actual performance of the Index. Any historical upward or downward trend in value of the Index during the period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the historical performance of the price return version and the total return version of the S&P 500® Index from December 31, 1999 through November 3, 2014.

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
1999	1469.25	N/A	2021.40	N/A
2000	1320.28	-10.14%	1837.36	-9.10%
2001	1148.08	-13.04%	1618.98	-11.89%
2002	879.82	-23.37%	1261.18	-22.10%
2003	1111.92	26.38%	1622.94	28.68%
2004	1211.92	8.99%	1799.55	10.88%
2005	1248.29	3.00%	1887.94	4.91%
2006	1418.30	13.62%	2186.13	15.79%
2007	1468.36	3.53%	2306.23	5.49%
2008	903.25	-38.49%	1452.98	-37.00%
2009	1115.10	23.45%	1837.50	26.46%
2010	1257.64	12.78%	2114.29	15.06%
2011	1257.60	0.00%	2158.94	2.11%
2012	1426.19	13.41%	2504.44	16.00%
2013	1848.36	29.60%	3315.59	32.39%
2014 (through 11/3/14)	2017.81	9.17%	3679.58	10.98%

The S&P 500® Total Return Index

Historical results are not indicative of future results.

The table below shows the historical returns of the Index from December 31, 1999 through November 3, 2014 in comparison with the returns of the total return versions of the Dow Jones Industrial Average™ and the Russell 1000® Index for the same period.

	S&P 500® Total Return	Dow Jones Industrial Average™	Russell 1000®
Total Return	82.03%	114.48%	92.32%
Annualized Return	4.12%	5.27%	4.50%

Historical information presented is as of November 3, 2014 and is furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

The graph below is based on the performance of the Index, the Dow Jones Industrial Average™, and the Russell 1000® Index.

Announcements

Announcements of the daily Index values are made after the equity markets close each day. The Index is calculated daily when the U.S. stock exchanges are open for official trading, excluding holidays and weekends. Announcements of additions and deletions are made at 5:15 p.m. Eastern time. Press releases are posted at http://us.spindices.com, and are released to major news services.

The S&P 500® Total Return Index

License Agreement

SPDJI and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by SPDJI.

Disclaimer

The license agreement between S&P and UBS provides that the following language must be set forth in this pricing supplement:

The “S&P 500® Total Return Index” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and third party licensors, and has been licensed for use by UBS. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by UBS. The Securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or third party licensors. Neither S&P Dow Jones Indices nor its third party licensors make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500® Total Return Index to track general market performance. S&P Dow Jones Indices’ and its third party licensors’ only relationship to UBS with respect to the S&P 500® Total Return Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Total Return Index is determined, composed and calculated by S&P Dow Jones Indices or its third party licensors\without regard to UBS or the Securities. S&P Dow Jones Indices and its third party licensors have no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the S&P 500® Total Return Index. Neither S&P Dow Jones Indices nor its third party licensors are responsible for and have not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and its third party licensors have no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the S&P 500® Total Return Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR ITS THIRD PARTY LICENSORS GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® TOTAL RETURN INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND ITS THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND ITS THIRD PARTY LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® TOTAL RETURN INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ITS THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL,

The S&P 500® Total Return Index

INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND UBS, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Additional Terms of the Securities

The general terms of the Securities in the accompanying product supplement are modified by the specific definitions and terms below, in addition to the specific terms of the Securities described elsewhere in this pricing supplement.

“Trading Day” means any day on which (i) the value of the Index is published by Bloomberg or Thomson Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the Primary Exchange on which the Index Constituent Securities are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

Please see “Product Supplement Summary” and “General Terms of the Securities” in the accompanying product supplement for an explanation of the method for determining any payment at maturity or call, upon acceleration or upon early redemption.

The method for determining the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount and the Acceleration Amount, which also described how the Accrued Fees and the Redemption Fee are calculated, begins on pages S-33, S-35, S-37 and S-37, respectively, of the accompanying product supplement.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” on page S-47 of the accompanying product supplement and is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” on page S-47 of the accompanying product supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Under that treatment, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Treatments. For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-48 of the accompanying product supplement.

Non-United States Holders. If you are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-51 of the accompanying product supplement, please see the discussion in that section regarding the tax treatment of a non-United States holder of the Securities, including the possibility that a non-United States holder of the Securities may be subject to tax at a rate of 30% (or lower treaty rate) with respect to any dividends paid on the Index Constituent Securities during the time it holds its Securities.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee (as described in the accompanying product supplement). Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market- making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the

Supplemental Plan of Distribution

Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90270L 792

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [            ], 20[            ]1

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of early redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the broker’s confirmation of redemption, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of early redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

[1]	Subject to adjustment as described in the product supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series A, Exchange Traded Access Securities due March 25, 2044, CUSIP No. 90270L 792, redeemable for a cash amount based on the performance of the S&P 500® Total Return Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],2 with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this broker’s confirmation of redemption is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of early redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

[2]	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

$50,000,000 ETRACS

Monthly Reset 2xLeveraged

S&P 500® Total Return

ETN due March 25, 2044

Amendment No. 1 dated November 14, 2014* to

Pricing Supplement dated March 25, 2014

(To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

UBS Investment Bank